UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 8, 2005

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 14, 2005, the Board of Directors (the “Board”) of Auxilium Pharmaceuticals, Inc. (the “Company”) significantly increased the duties and responsibilities of the Chairman of the Board (the “Chairman”). On June 8, 2005, in recognition of the significant time commitment to the Company that the Chairman will be required to make in order to discharge the expanded role of Chairman, the Compensation Committee of the Board approved the compensation plan set forth below for any non-employee director serving as Chairman.

Effective June 8, 2005, any non-employee director serving as Chairman shall receive an annual cash retainer of $90,000, payable in quarterly installments, and an annual option grant to purchase 50,000 shares of Company common stock. The option will be granted under the Company’s 2004 Equity Compensation Plan and will be governed by the terms and conditions of such plan and the Company’s standard form nonqualified stock option agreement. The option will be fully vested on the date of grant and have an exercise price per share equal to the closing price per share of the Company’s common stock on the Nasdaq National Market on the date of grant. In addition to the foregoing, the Chairman shall receive fees for each meeting of the Board or a committee of the Board attended in person or telephonically pursuant to the fee structure applicable to all directors and shall be reimbursed for reasonable expenses incurred in attending such meetings.

Pursuant to the compensation plan set forth above, on June 8, 2005, the Company’s current Chairman, Rolf A. Classon, received a nonqualified stock option to purchase 50,000 shares of Company common stock. The option is fully vested and has an exercise price per share of $4.15, the closing price per share of the Company’s common stock on the Nasdaq National Market on the date of grant. Mr. Classon will also receive a $90,000 cash retainer, payable in quarterly installments, for service as Chairman for the one-year period commencing on April 24, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: June 14, 2005	By:	/s/ Gerri A. Henwood
Gerri A. Henwood
Chief Executive Officer